Exhibit 10.11

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated the 31st day of March, 2006, by and between Accountabilities, Inc., a Delaware corporation having executive offices at 500 Craig Road, Suite 201, Manalapan, NJ  07726 (the “Company”), and Jerry Schumacher (the “Consultant”) residing at 13836 Platt, Tustin, California 92780.

W I T N E S S E T H :

WHEREAS, the Consultant has used his considerable knowledge of and experience providing consulting services regarding the identification, evaluation, structuring, negotiating and closing of the US Temp Services, Inc. acquisition and has provided invaluable assistance and advice with respect to, specifically, the acquisition of  certain branches of US Temp Services, Inc., located in Burbank, California, Montebello, California, Stockton, California, Colorado Springs, Colorado and Las Vegas, Nevada  (the “Business”); and

WHEREAS, the Company obtained the benefit of Consultant’s special knowledge and experience regarding the US Temp Services, Inc. acquisition; and

WHEREAS, the Company desires to compensate Consultant for his services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained the Company and the Consultant hereby agree as follows:

1.  Term.   The Company hereby engages Consultant to render the consulting services as hereinafter set forth, and Consultant hereby agrees to render such services for a period of three years commencing on the date hereof and terminating on March 31, 2009 (the “Term”).

2.   Consulting Services.  The Company hereby retains the Consultant, and the Consultant agrees to render consulting and advisory services to the Company during the Term hereof in connection with the Business, from time to time, and as the Chief Executive Officer of the Company may reasonably request. Consultant shall not be required to expend any minimum number of hours hereunder and the rendering of all consulting services shall be subject in priority to Consultant's own business interests.

3.  Consulting Fees.  In consideration for (i) the availability of Consultant to render the services, (ii) the services to be rendered by Consultant during the Term, and (iii) the other provisions of this Agreement, the Company shall pay compensation to the Consultant as follows:

3.1	Sixty Thousand Dollars ($60,000) payable in weekly installments for the first year of service under this Agreement;
3.2	Sixty Thousand Dollars ($60,000) payable in weekly installments for the second year of service under this Agreement;
3.3	Thirty Thousand Dollars ($30,000) payable in weekly installments for the third year of service; and
3.4
Eighty Thousand (80,000) shares of Accountabilities restricted Common Stock, post 5-for-1 reverse stock split, issued in the name of Jerry Schumacher, within ninety (90) days of the Closing Date of the Asset Purchase Agreement.

4.  Expenses. The fee due hereunder shall include all expenses of the Consultant.

5.  Health Insurance.  Company will provide individual health insurance coverage for Consultant for the Term of this Agreement.

6.  Confidentiality, Non-Compete, Non-Solicitation

6.1
Any commercial information, technical information, trade secrets, inventions, formulas, software, databases, operations, customers, business methods or practices (“Confidential Information”) of the Company which is acquired, including without limitation in writing, orally or by electronic means, by the Consultant from the Company (or vice versa), during the term of this Agreement shall be kept confidential, and shall not be disclosed to any third party.

6.2	Each party shall return to the other the Confidential Information obtained from the other upon the termination of this Agreement, and shall not utilize this Confidential Information for any purpose.

6.3
Confidential Information does not include any information that at the time of disclosure to the receiving party (a) is generally available to and known by the public (other than as a result of a disclosure by the receiving party or any of its representatives), or (b) was available to the receiving party on a non-confidential basis from a source that is not and was not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation.

6.4
If the Consultant is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose any of the Confidential Information, the disclosing party shall provide the non-disclosing party with written notice of such requirement no less than ten (10) business days prior to disclosing any Confidential Information.

6.5
During the Term of this Agreement and for three (3) years after its expiration (“Restricted Period”) the Consultant will not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity hire or attempt to solicit for hire or encourage to end his or her relationship with the Company, any person who has been employed by the Company at any time within the twelve (12) months prior to such action (“Covered Employee”), any customer or former customer that was directly serviced or contacted by the Consultant (the “Covered Customers”).  If during the Restricted Period any Covered Employee accepts employment with the Consultant or Covered Customer utilizes and business entity owned by, represented by or for which the Consultant is an agent, it will be presumed that the Covered Employee was hired or the Covered Customer was solicited in violation of this provision (“Presumption”).  This Presumption may only be overcome by a showing by a preponderance of the evidence that the Consultant was not directly or indirectly involved in hiring, soliciting or encouraging the Covered Employee to leave employment or Covered Customer to terminate business with the Company.

6.6
During the Term of this Agreement and the Restricted Period, the Consultant agrees to not contact, by a principal, or any agent, any distributor of the Company, without the written consent of the Company  Any contact by the Consultant during the Restricted Period will allow the Company to seek immediate injunctive relief, and the Company may be granted a Temporary Restraining Order or Permanent Injunctive Relief by the Court and the Consultant shall be liable for any damages, including reasonable attorney’s fees.

7.	Miscellaneous Provisions.

7.1
Severability.  In the event that any provision of this Agreement is found to be illegal or unenforceable by any court or tribunal of competent jurisdiction, then to the extent that such provision may be made enforceable by amendment to or modification thereof, the parties agree to make such amendment or modification so that the same shall be made valid and enforceable to the fullest extent permissible under existing law and public policies in the jurisdiction where enforcement is sought, and in the event that the parties cannot so agree, such provision shall be modified by such court or tribunal to conform, to the fullest extent permissible under applicable law, to the intent of the Parties in a valid and enforceable manner, if possible and if not possible, then be stricken entirely from the Agreement by such court or tribunal and the remainder of this Agreement shall remain binding on the parties hereto.

7.2	Amendment. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by all parties to be bound thereby.

7.3
Governing Law.  This Agreement shall be interpreted, construed, governed and enforced according to the internal laws of the State of New York without regard to conflict or choice of law principles of New York or any other jurisdiction.  This Agreement shall be executed in New York and is intended to be performed in New York.  In the event of litigation arising out of this Agreement, the parties hereto consent to the personal jurisdiction of the State of New York, County of New York.

7.4
No Waiver.  If any party to this Agreement fails to, or elects not to enforce any right or remedy to which it may be entitled hereunder or by law, such right or remedy shall not be waived, nor shall such non-action be construed to confer a waiver as to any continued or future acts, nor shall any other right or remedy be waived as a result thereof.  No right under this Agreement shall be waived except as evidenced by a written document signed by the party waiving such right, and any such waiver shall apply only to the act or acts expressly waived in said document.

7.5
Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart will, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same Agreement.

7.6	Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and upon their respective heirs, successors, assigns and legal representatives.

7.7
Counsel.  Each of the parties hereto represents that it, she or he has consulted legal counsel in connection with this Agreement, or has been given full opportunity to review this Agreement with counsel of his, her or its choice prior to execution thereof.  The parties hereto waive all claims that they were not adequately represented in connection with the negotiation, drafting and execution of this Agreement.  Each party further agrees to bear its own costs and expenses, including attorneys’ fees, in connection with this Agreement.  If any party initiates any legal action arising out of or in connection with enforcement of this Agreement, the prevailing party in such legal action shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

7.8
Notices.  All notices and demands permitted, required or provided for by this Agreement shall be made in writing, and shall be deemed adequately delivered if delivered by hand or by mailing the same via the United States Mail, prepaid certified or registered mail, return receipt requested, or by priority overnight courier for next business day delivery by a nationally recognized overnight courier service that regularly maintains records of its pick-ups and deliveries and has daily deliveries to the area to which the notice is sent, addressed to the parties at their respective addresses as shown below:

Name	Address
To the Company:	Accountabilities, Inc.
500 Craig Road
Suite 201
Manalapan, NJ 07726
Facsimile: (732) 907-1888

With a Copy To:	Michael Krome, P.C.
8 Teak Court
Lake Grove, New York 11755
Facsimile: (631) 737-8382

To Consultant:	Mr. Jerry Schumacher
13836 Platt
Tustin, CA 92780

Notices delivered personally shall be deemed communicated as of the date of actual receipt.  Notices mailed as set forth above shall be deemed communicated as of the date three (3) business days after mailing, and notices sent by overnight courier shall be deemed communicated as of the date one (1) business day after sending.

7.9
Entire Agreement. This Agreement and the Ancillary Agreements set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any related or unrelated third party.   All exhibits attached hereto, and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement, and all references herein to the terms “this Agreement”, “hereunder”, “herein”, “hereby” or “hereto” shall be deemed to refer to this Agreement and to all such writings.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CONSULTANT:	ACCOUNTABILITIES, INC.
/s/	/s/
Name: Jerry Schumacher	Name: Allen Hartley
Title	Title: President